State of Delaware
Secretary of State
Division of Corporations
Delivered 04:06 PM 06/05/2012
FILED 03:41 PM 06/05/2012
SRV 120705611 - 2164947 FILE

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
INNODATA ISOGEN, INC.

Innodata Isogen, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Innodata Isogen, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, to approve an amendment of the corporation's Certificate of Incorporation to change the corporation's name to Innodata Inc. by changing Paragraph thereof numbered "1" so that, as amended, said Paragraph shall be read as follows:

The name of the Corporation is Innodata Inc.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Innodata Isogen, Inc. has caused this certificate to be signed by Jack S. Abuhoff, Chairman and Chief Executive Officer, this 5th day of June, 2012.

By: ______________________
Title: Chairman and Chief Executive Officer

Name: Jack S. Abuhoff